Silicon Storage Technology, Inc.

News Release

For More Information Contact:

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

SST Announces Receipt of NASDAQ Notice

SUNNYVALE, Calif., January 8, 2008 -- SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI) today announced that it has received a NASDAQ Staff Determination letter dated January 2, 2008 indicating that SST is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rules 4350(e) and 4350(g) because SST did not solicit proxies nor hold an annual meeting of shareholders during 2007.  In addition, as previously announced SST is not in compliance with Marketplace Rule 4310(c)(14) as it has not filed its Annual Report on Form 10-K for the year ended December 31, 2006 nor its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007.   SST plans to file its delinquent periodic reports with the Securities and Exchange Commission by January 15, 2008 and submit a compliance plan with respect to Marketplace Rules 4350(e) and 4350(g) to the NASDAQ Listing Qualifications Panel as soon as possible thereafter.  Pending a decision by the Panel, SST’s shares will remain listed on the NASDAQ Global Market.

In March 2007, the Company announced it was conducting a voluntary review of its historical stock option grant practices covering the time from its initial public offering in 1995 through 2007. As a result, SST's filings with the Securities and Exchange Commission were delayed while the chairman of the Audit Committee conducted an independent review. In July 2007, the Company announced the chairman of the Audit Committee had reached a preliminary conclusion that SST will need to restate its historical financial statements to record additional non-cash stock-based compensation expense related to stock option grants as a result of errors in recording the measurement date for certain stock option grants. Since that time SST has been working to determine those compensation charges and their related impact and prepare its delinquent filings.

About Silicon Storage Technology, Inc.
 Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets.  Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products.  The Company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH.  SST’s non-memory products include NAND controller-based products, smart card ICs, flash microcontroller and radio frequency ICs and modules.  Further information on SST can be found on the company's Web site at http://www.sst.com.

Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements regarding the effect of the restatement on SST's historical financial statements and the timing of the filing of restated and delinquent financial statements. Important factors that could cause actual results to differ materially include: the conclusions of SST's management and the conclusions of SST's independent registered public accounting firm based on the results of its review; the time needed by SST's independent registered public accounting firm to complete its audit, review and other procedures relating to the financial statements and periodic reports and whether that firm will agree with the presentation of financial statements prepared by SST; additional expenses that may be recorded; the amount of the tax benefit and recording of the tax effect, as well as other risks detailed from time to time in SST's periodic reports, including the Annual Report on Form 10-K for the year ended December 31, 2005.

For more information about SST and the company's comprehensive list of product offerings, please call 1-888/SST-CHIP. Information can also be requested via email to literature@sst.com or through SST's Web site at http://www.sst.com. SST's head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc. All other trademarks or registered trademarks are the property of their respective holders.